UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2004

CALPINE CORPORATION

(A Delaware Corporation)

Commission File Number: 001-12079

I.R.S. Employer Identification No. 77-0212977

50 West San Fernando Street

San Jose, California 95113

Telephone: (408) 995-5115

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 — OTHER EVENTS

ITEM 8.01. OTHER EVENTS

Calpine Announces Unsecured Convertible Notes Offering

Proceeds to Redeem High Tides I & II Preferred Securities. Company Also Repurchasing Approximately $266 Million of Existing Convertible Notes

SAN JOSE, Calif., Sept. 23 /PRNewswire-FirstCall/ — Calpine Corporation (NYSE: CPN) today announced that it intends to commence an offering of approximately $600 million of new unsecured convertible notes due 2014. The final principal amount and pricing will be determined by market conditions. Deutsche Bank Securities Inc. is the sole book-running manager of the offering. Calpine intends to grant Deutsche Bank the option to purchase up to $90 million of additional notes to cover over-allotments. Concurrent with this offering, Calpine also intends to do the following:

•	Utilize cash on-hand to repurchase approximately $266 million principal amount of its existing 4 3/4% unsecured convertible notes due 2023 from Deutsche Bank;

•	Call the remaining $198.5 million principal amount of its 5-3/4% HIGH TIDES I preferred securities and also call the remaining $285 million principal amount of its 5-1/2% HIGH TIDES II preferred securities;

•	In order to facilitate the offering of the new unsecured convertible notes, Calpine intends to enter into a 10-year Share Lending Agreement with Deutsche Bank, as borrower, covering up to 89 million shares of Calpine’s common stock. Calpine will offer to the public the shares borrowed by Deutsche Bank under Calpine’s shelf registration statement. Calpine will not receive any proceeds of the registered offering of common stock. Instead, Calpine expects that Deutsche Bank will use those proceeds to enable the purchasers of the new unsecured convertible notes to hedge their investments in the notes through short sales or privately negotiated derivative transactions.

Calpine does not expect the borrowed shares to be considered issued or outstanding from an accounting standpoint and accordingly does not expect the borrowed shares to have a dilutive impact on the company’s earnings per share. Calpine expects to use the net proceeds from the convertible notes offering to redeem HIGH TIDES I and HIGH TIDES II, to redeem or repurchase other existing indebtedness through open-market purchases, and as otherwise permitted by its indentures.

Calpine Corporation is a North American power company dedicated to providing electric power to customers from clean, efficient, natural gas-fired and geothermal power plants. The company generates power at plants it owns or leases in 21 states in the United States, three provinces in Canada and in the United Kingdom.

This news release discusses certain matters that may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation (“the Company”) and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) unscheduled outages of operating plants; (iv) a competitor’s development of lower cost generating gas-fired power plants; (v) risks associated with marketing and selling power from power plants in the newly-competitive energy market; (vi) other risks identified from time-to-time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K/A for the year ended December 31, 2003 and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which can also be found on the Company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.

Calpine Announces Secured Notes Offering

SAN JOSE, Calif., Sept. 23 /PRNewswire-FirstCall/ — Calpine Corporation (NYSE: CPN) today announced that it intends to commence an offering of approximately $785 million of first-priority senior secured notes due 2014. The final principal amount and pricing will be determined by market conditions. These notes will be secured, directly and indirectly, by substantially all of the assets owned by Calpine, including its natural gas and power assets and the stock of Calpine Energy Services and other subsidiaries. Net proceeds from this offering are ultimately expected to be used to redeem or repurchase existing indebtedness through open-market purchases, and as otherwise permitted by the company’s indentures.

The secured notes will be offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION
By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President and Controller Chief Accounting Officer

Date: September 24, 2004